EXHIBIT 21.1

COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES

List of Subsidiary Corporations

Entity	Jurisdiction of Origin
Collins & Aikman Floorcoverings UK Limited	United Kingdom
Advance Carpet Tiles, Ltd.	United Kingdom
Collins & Aikman Floorcoverings Asia Pte. Ltd.	Singapore
Monterey Carpets, Inc.	California
Crossley Carpet Mills, Ltd.	Canada
1811367 Nova Scotia Limited	Canada
Crossley Carpets (U.S.) Limited	Canada
CAF Extrusion, Inc.	United States of America
Tandus Floorcoverings (Suzhou) Co. Ltd.	China